Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit 10.18

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (“Agreement”) is made as of February , 2021 (the “Effective Date”) by and between GCL SYSTEMS, INC., a Utah corporation with offices located at 1172 West 700 North #210, Lindon, Utah 84042 (“GCL”), and KEYSTONE DENTAL, INC., a Delaware corporation with offices located at 154 Middlesex Turnpike, Burlington, Massachusetts 01803 (“KDG”). KDG and GCL shall each be referred to herein as a “Party”, and collectively as the “Parties”.

RECITALS

A. GCL is in the business of developing and marketing technologies in the dental implant industry, including its proprietary Bis-Acryl cuffs (the “Cuffs”).

B. KDG is an oral health care company that delivers advanced implants, biomaterials and planning software for dental professionals.

C. The Parties desire to enter into an arrangement whereby GCL will affix the Cuffs to KDG’s Abutments (the “Abutments”) to create dental implant units (“Units”) and KDG will market and sell the Units in the United States.

NOW THEREFORE, in consideration of the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Services.

a. During the Term (as defined below), GCL shall provide to KDG certain services (the “Services”) set forth in the statement of work (“SOW”) attached hereto as Exhibit A. Any change in the scope of the Services in the SOW must be agreed to in writing by the Parties. KDG shall not be required to purchase a minimum level of Services. GCL shall provide the Services in accordance with the terms and subject to the conditions set forth in the SOW and this Agreement.

b. KDG shall order Units from GCL by submitting to GCL a written purchase order specifying the quantity of Units and requested delivery date to enable GCL to fill the purchase order. Each purchase order submitted to GCL is subject to acceptance by GCL.

2. Term. The term of this Agreement shall begin on the Effective Date and shall continue until terminated by either Party pursuant to any of the following:

a. Termination for Breach. If a Party materially breaches this Agreement, the non-breaching Party shall give written notice to the breaching Party in the manner provided herein. If the breach is not cured within sixty (30) days of such notice, the non-breaching Party may terminate this Agreement.

b. Termination for Convenience. Either Party may terminate this Agreement for its sole convenience upon ninety (90) days prior written notice to the other Party. In the event of a termination for convenience, the Parties shall mutually agree on a reasonable ramp-down plan.

Upon termination of this Agreement, each Party shall promptly return to the other Party any Confidential Information (as defined herein) of the other. Termination of this Agreement shall not affect any rights or obligations, which shall have accrued prior to the effective date of the termination.

3. Payment Terms. In consideration for the Services to be performed under this Agreement, KDG shall pay GCL a fee determined in accordance with the fee schedule set forth in the applicable SOW (“Fees”), subject to the following terms:

a. GCL shall provide KDG with monthly invoices for Services rendered. KDG shall pay all undisputed invoice amounts within thirty (30) days of the invoice date. All undisputed invoiced amounts remaining unpaid longer than thirty (30) days from the invoice date shall accrue interest at the rate of one and one-half percent (1.5%), from the date of invoice until paid.

b. The Fees shall include all sales and use taxes, duties, and charges of any kind imposed by any federal, state, or local governmental authority on amounts payable by KDG under this Agreement, and in no event shall KDG be required to pay any additional amount to GCL in connection with such taxes, duties, and charges, or any taxes imposed on, or regarding, GCL’s income, revenues, gross receipts, personnel, or real or personal property or other assets.

4. Warranties.

a. GCL Warranty. GCL represents and warrants that (i) it will perform the Services in a timely, workmanlike, and professional manner, and use personnel of required skill, experience, and qualifications; and (ii) the Units will be assembled so as to be free of defects in materials and workmanship, and (iii) the Units shall comply with all applicable laws, and regulations, and with the specifications and terms of GCL’s regulatory registrations, listings, clearances and approvals with respect to the Units, except to the extent of defects or noncompliance attributable to designs or processes provided by KDG, or defects in the Abutments as supplied to GCL.

b. KDG Warranty. KDG represents and warrants that its products and services and all promotional and marketing information, materials, and scripts relating to those products and services comply with all applicable laws and regulations, including but not limited to laws relating to product licensing, consumer privacy, consumer protection, and sales practices.

c. Warranty Administration. KDG shall be responsible for administering all warranty and other claims by end users by customers with respect to the Units and any claims under any warranty GCL may provide in connection with the Units. Such administration shall consist of (i)handling and resolving complaints (as further described in Section 15) and (ii) providing refunds or replacement Units if Reseller determines that such action is required under applicable warranties enforceable by end users or customers, or is justifiable in KDG’s discretion. To the extent such refund or replacement is due to a defect in the workmanship or material in the Services or in any Cuffs or parts thereof, or because Units do not otherwise not comply with this Agreement, GCL shall reimburse KDG for costs of refunds or replacements. All claims shall be submitted to GCL in writing reasonably soon after KDG receives notice of such defect.

d. Disclaimer EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NETHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY WITH RESPECT TO THE ABUTMENTS OR SERVICES AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5. Title.

a. Title to all Abutments shall remain in KDG at all times. Upon completion of each Unit, title to each Unit shall irrevocably vest in KDG.

b. If the arrangements hereunder are deemed to be a financing transaction, GCL grants to KDG a purchase money security interest in all Abutments and finished Units and all proceeds thereof. A copy of this Agreement may be filed as a financing statement with the appropriate authorities to perfect the security interest of KDG. KDG’s taking possession of Abutments and Units pursuant to its security interest shall be without prejudice to any other remedies KDG may then have. GCL hereby agrees to sign (and appoints any officer or agent of KDG as GCL’s true and lawful attorney- in- fact, with power to sign, for GCL) all necessary UCC-1 financing statements or similar documents reasonably necessary to perfect or protect KDG’s interest in the Abutments and Units.

c. GCL shall not impose or permit to be imposed any third-party claims, liens, or encumbrances whatsoever, upon any Abutments or Units. If at any time there should be evidence of any lien or encumbrance caused by acts or omissions of GCL, GCL shall cause the same to be discharged promptly and shall notify the other party in writing when this has been done. GCL will sign any waivers, estoppel certificates, UCC-1 Financing Statements or other documents necessary to permit KDG to effectuate such financing.

6. Safekeeping. GCL shall use commercially reasonable efforts to protect the Abutments and finished Units from all loss, theft and damage, but no less than the measures GCL uses to protect its own property of similar nature and value. GCL shall bear the risk of loss, theft or damage to the Abutments arising from GCL’s breach of this agreement, negligence, or willful misconduct. Otherwise, risk of loss theft or damage to the Abutments and finished Units shall rest with KDG.

7. Inspection; Product Defects.

a. GCL shall be responsible to make a reasonable inspection all Abutments for defects or nonconformities upon their receipt and shall notify Keystone of any the same prior to their processing. KDG shall be responsible to make a reasonable visual inspection of all Units shipped to KDG for defects or nonconformities before resale, but not with respect to Units shipped to customers.

b. If claims of defects in Units result from assembly by GCL or defects in Cuffs or in the Services (including) processes designed by GCL, GCL shall repair or replace such Units at no cost to KDG, or at KDG’s option, provide KDG with a refund or credit. In such case, the cost of Abutments provided by KDG for repairs or replacements will be charged to GCL, including reasonable transport and insurance charges paid by KDG for the delivery of Abutments to GCL.

c. If claims of defects result from defects in Abutments as supplied to GCL or processes designed by KDG, KDG will, at its cost, provide GCL with replacement Abutments, including transport and delivery, and pay to GCL its direct and indirect cost of repair or assembly of replacement Units.

d. If it cannot be determined that defects are exclusively attributable to one Party, as stated above, the Parties shall allocate the cost of repair or replacement between themselves in good faith. If the Parties are unable to agree upon such an allocation after a negotiation period of thirty (30) days, the Parties may proceed pursuant to Section 20 below.

8. Visitation and Audit Rights. KDG shall have the right to visit and observe GCL’s plant, production, methods and processes relating to the materials, and services hereunder from time to time. GCL will maintain complete and accurate books and records in sufficient detail to enable confirmation of performance under this Agreement. KDG and its independent public accounts, subject to reasonable notice and confidentiality obligations, will have access to the relevant books and records of GCL to conduct a review or audit for the same purpose.

9. Indemnification.

a. GCL Indemnification. GCL shall indemnify, defend, and hold harmless KDG and its employees, agents, affiliates, successors, permitted assigns, officers, and directors against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, incurred by KDG (collectively, “Claims and Losses”) relating to or resulting from any claim of a third party to the extent arising out of or occurring in connection with

i.	GCL’s negligence, willful misconduct, breach of this Agreement or violation of applicable laws or regulations, or

ii.	any death or personal injury arising in connection with Units or their sale, implantation or use, or

iii.	any alleged infringement of any Intellectual Property rights of a third-party in connection with the Services, the Cuffs or any process used by GCL in connection there with,

except to the extent such Claims and Losses arise on account of KDG’s negligence, breach of this agreement, violation of laws, or any defect in Abutments as supplied to GCL.

b. KDG Indemnification. KDG shall indemnify, defend, and hold harmless GCL and its employees, agents, affiliates, successors, permitted assigns, officers, and directors against any and all Claims and Losses relating to or resulting from any claim of a third party to the extent arising out of or occurring in connection with

i.	KDG’s negligence, willful misconduct, breach of this Agreement or violation of applicable laws or regulations, or

ii.	KDG’s supply of defective Abutments where the defects could not reasonably have been detected by GCL on reasonable inspection; or

iii.	any alleged infringement of any Intellectual Property rights arising from the design of the Abutments or processes used by KDG in their manufacture,

except to the extent such Claims and Losses arise on account of GCL’s negligence, breach of this Agreement, violation of laws, or any defect in the Cuffs or Services.

10. Force Majeure. Neither Party shall be liable for failure or delay in performing its obligations under this Agreement if such failure or delay is due to circumstances beyond its reasonable control, including, without limitation fire, flood, windstorm, terrorist action, strike or other labor disturbance, including government imposed or recommended quarantines, unavailability of telecommunications or other third party services, connectivity failures, or failure of third-party hardware or software.

11. Confidentiality.

a. Defined. In connection with the Agreement and the Services, a Party (“Disclosing Party”) may share, or has shared, certain confidential information with the other Party (“Receiving Party”), including but not limited to design and other technical information, financial information, trade secrets, usernames, passwords, customer information, pricing, GCL Materials (in the case of GCL), and any other information that may reasonably be construed as confidential (collectively, “Confidential Information”). Confidential Information shall not include information: (i) which is or becomes generally known or available to the public through no wrongful act of the Receiving Party; (ii) which is rightfully obtained by the Receiving Party from a third party not under confidentiality restrictions and without breach of this Agreement; (iii) which is independently developed by the Receiving Party without breach of this Agreement, as shown and verified by prior tangible evidence; (iv) which is disclosed pursuant to a Court order or as required by a government agency under applicable laws and regulations and, in such event, the Receiving Party shall notify the Disclosing Party within forty-eight hours of receiving notification from any agency or Court.

b. Obligations. The Receiving Party agrees that it shall not disclose Confidential Information of the Disclosing Party to any third party, except to a Receiving Party’s representatives who needs access to the Disclosing Party’s Confidential Information in order for the representative to perform or enforce this Agreement, nor shall it use such Confidential Information of the Disclosing Party for the Receiving Party’s own benefit, without the prior written consent of the Disclosing Party. The provisions of this Section 11 shall survive termination of this Agreement.

c. Remedies. The Parties acknowledge and agree that there is no adequate remedy at law for a breach of this Section 11, that such a breach would irreparably harm the Disclosing Party, and that the Disclosing Party shall, in the event of such a breach and in addition to any other remedies available to the Disclosing Party, be entitled to equitable relief including, without limitation, injunctive relief, without the posting of a bond or other security.

12. Non-Solicitation of Employees. Each Party acknowledges that it provides valuable services to the other Party by identifying and assigning qualified personnel to perform this Agreement. Each Party further acknowledges that the other Party would receive substantial additional value, if such Party were to directly hire the other Party’s personnel. Accordingly, neither Party will not, for a period of one year following termination of this Agreement, solicit or cause to be solicited the employment of, or employ, any person employed or retained by other Party without prior written consent.

13. Promotion. A Party may use the other Party’s name, logo, trademark, or tradename on its website and other promotional material upon written consent, which shall not be unreasonably withheld so long such use promotes the sale and use of the Units.

14. Intellectual Property Ownership.

a. For the purposes of this Section 14, “Intellectual Property” shall mean all intellectual property, tangible or intangible, including, without limitation, any and all data, techniques, inventions, discoveries, ideas, processes methodologies, concepts, documentation, discoveries, know-how, patents, patent applications, trade secrets, and other proprietary information.

b. GCL represents and warrants that it owns all necessary patents and other rights so that it may satisfy its obligations under this Agreement without infringing on the Intellectual Property rights of a third-party.

c. Except as expressly stated herein, neither Party grants any right or license to any of its Intellectual Property to the other Party. Each Party acknowledges the other Party’s Intellectual Property rights. Specifically, KDG expressly acknowledges GCL’s ownership of all present and future rights, titles, and interest to all Intellectual Property related to the Cuffs and the process by which the Cuffs are affixed to the Abutments, except to the extent any part of such process may have been provide by KDG. GCL expressly acknowledges KDG’s ownership of all present and future rights, titles, and interest to all Intellectual Property related to KDG’s Abutments and any data, documents, reports or other written information furnished by KDG to GCL pursuant to this Agreement,), all of remain vested in KDG.

d. Each Party acknowledges that it has never had, does not have, will not have, claim to have, or make any other representations to a third party that it has any Intellectual Property rights of the other Party. KDG, during the term of this agreement, will not do anything to undermine GCL’s Intellectual Property Rights, Neither Party shall use any trademark, tradename, logo or similar mark (a “Mark”) of the other Party that might be confusingly similar with the other Party’s Marks in connection with the Units without the other Party’s consent. Should KDG wish to use GCL’s Marks in connection with resale of the Units, the Parties shall mutually agree on normal and customary standards and requirements for such use.

e. Phone Numbers. GCL may provide phone numbers for KDG’s marketing and customer support use. These numbers are the property of GCL. Upon termination of this agreement these numbers remain the property of GCL. Numbers currently owned by KDG that are transferred to GCL during this campaign (if any) remain KDG’s property and shall be returned at such time as the attendant account is closed and settled.

15. Complaint Handling Process.

a. All end-user complaints received by KDG related to the Cuffs shall be documented and promptly shared with GCL for investigation. GCL shall document and promptly share the final resolution for each such complaint.

b. GCL will be the manufacturer of record and KDG will supplier of the Abutment component necessary to complete the Units.

c. Each Party agrees to inform the other Party of modifications and changes to any bill of material items that affects the Unit.

16. Commercialization.

a. GCL agrees to reasonably supply product information and images for KDG use in KDG’s marketing efforts to produce necessary marketing and sales collateral tools.

b. KDG agrees to undertake reasonable commercial efforts to promote, sell and distribute the Units within in the United States of America only.

c. GCL will supply the Units to KDG only within the United States.

17. Limitation of Liability.

a. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL INCIDENTAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, REPLACEMENT SERVICES OR LOSS OR CORRUPTION OF DATA) ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b. IN NO EVENT WILL THE COLLECTIVE AGGREGATE LIABILITY OF EITHER PARTY, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EXCEED AN AMOUNT EQUAL TO 500,000.00 DOLLARS.

c. KDG acknowledges that GCL has set its prices and entered into this Agreement in reliance upon the limitations of liability and limitations on damages set forth in this Agreement, and that the same form an essential basis of the bargain between the Parties. The Parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive the termination or expiration of this Agreement.

d. The exclusions and limitations set forth in Section 17( a) shall not apply to:

i.	Losses arising out of or relating to a Party’s failure to comply with its obligations under Section 11;

ii.	A Party’s indemnification obligations under Section 9, or

iii.	Losses for death or bodily injury arising out of or relating to a Party’s gross negligence or more culpable acts or omissions.

18. Insurance. The Parties shall obtain and maintain, at their own expense, comprehensive general liability insurance (including, but not limited to, the indemnification obligations set forth above) in amounts that would be considered reasonable and prudent given their respective industries. Such insurance shall also include contractual liability, product liability, completed operations, and manufacturer’s liability endorsements.

19. Point of Contact; Cooperation. Each Party shall identify a representative who will be the primary point of contact between the Parties for purposes of this Agreement and/or for each SOW executed pursuant to this Agreement. The Parties agree to cooperate, communicate and share information as reasonably necessary to facilitate the delivery of Services under this Agreement

20. Dispute Resolution. Both Parties agree that it is in their mutual interest to resolve any disputes as rapidly, inexpensively and amicably as possible. To that end, in the event of a dispute between the Parties, either Party may give the other Party written Notice that it desires to invoke an informal dispute resolution mechanism involving appropriate management. Within fifteen (15) days of delivery of such Notice, the managers shall hold a meeting to receive information from both Parties regarding the reasons for the dispute, and review specific proposals for resolution. The managers shall then make a good faith effort to reach a mutually agreeable resolution of the dispute, which shall then be binding on both Parties. If either Party concludes that the dispute cannot be resolved in this matter after this meeting, then either Party may pursue its other available legal remedies.

21. General Provisions.

a. Notices: All notices, demands or requests (“Notices”) that are required or permitted to be given pursuant to this Agreement shall be in writing. Notices shall be delivered personally, by commercial carrier, by facsimile transmission or by registered or certified mail, postage prepaid, addressed to a Party as stated below:

To GCL:

GCL Systems, Inc.

1172 West 700 North # 210

Lindon, UT 84042

Attn: Ginny Rowland, Executive Director

growland@gclsystems.com

To KDG:

Keystone Dental, Inc.

154 Middlesex Turnpike

Burlington, MA 01803

Attn: Amnon Tamir

atamir@keystonedental.com

Notice given personally, by commercial carrier, and by facsimile transmission will be effective upon delivery.

b. Amendment. This Agreement may not be modified except by a written agreement signed by all of the Parties.

c. Severability. If any provision of this Agreement is found to be invalid or unenforceable by any court with proper jurisdiction, only that provision will be ineffective, unless its validity or unenforceability will defeat an essential business purpose of this agreement.

d. Governing Law. Jurisdiction and venue for any litigation between the Parties in connection with this Agreement shall be exclusively brought in the state or federal courts in the state and county of the initial defendant Party.

e. Incorporation of Exhibits and SOW. The SOW attached hereto, referencing this Agreement, is an integral part of this Agreement and are incorporated into this Agreement by reference. In the event of conflict between the Agreement and the SOW, the terms of the SOW shall control.

f. Survival. Sections 8, 9, 11, 12, 14, 15, and 17 shall survive the termination of this Agreement.

g. Independent Contractor. GCL relationship to KDG is as an independent contractor and nothing in this Agreement or in that relationship shall be deemed to cause an agency, joint venture, or partnership between the Parties, or act to create or establish the relationship of employer and employee between KDG and GCL. Neither Party has the authority to bind the other to any third party.

h. Assignment. Neither Party may assign this Agreement or its obligations thereunder without the written consent of the other Party. Such consent shall not be unreasonably withheld.

i. Collection Fees. In the event of any dispute regarding the interpretation or enforcement of this Agreement, the prevailing Party in such dispute shall be entitled to recover its reasonable attorneys’ and collection fees.

j. Entire Agreement. This Agreement, including the SOW attached hereto or executed hereafter by the Parties, embodies the entire understanding of the Parties and supersedes all prior agreements and understandings, both oral and written regarding the subject matter of this Agreement.

k. Counterparts; Scanned Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument. Scanned signatures delivered in PDF via email shall be deemed as originals.

[Signature page follows]

IN WITNESS WHEREOF, the Parties execute this Agreement as of the Effective Date.

GCL Systems, Inc.		Keystone Dental, Inc.

By:	By:
Name: Ginny Rowland		Name: Amnon Tamir
Title: Executive Director		Title: CFO

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EXHIBIT A

TO

MASTER SERVICE AGREEMENT

STATEMENT OF WORK

This STATEMENT OF WORK (“SOW”), dated February   , 2021, by and between GCL, INC. (“GCL”) and KEYSTONE DENTAL, INC. (“KDG”). This SOW is entered into pursuant to that certain Master Services Agreement, effective as of February , 2021, executed by the GCL and KDG (“Agreement”) and this SOW is incorporated into the Agreement by reference.

Any capitalized terms used herein nut not otherwise defined shall have the meaning given to them in the Agreement. In event of a conflict between this SOW and the Agreement, the SOW shall prevail.

1. Services. KDG will supply Abutments to GCL for GCL to affix GCL patented Bis-Acryl cuffs. GCL will return to KDG fully saleable Units in the appropriate packages with all required product identification and access to the information for use by the clinician. Each Party is responsible for the shipping costs of their product to the other Party.

2. Resale. The Parties agree the Units which are part of the Agreement will be made available for sale only through KDG to KDG’s customers.

3. Resale Price. KDG shall sell the Units to its customer at a price determined in its sole and absolute discretion. The suggested retail price is $99 per Unit.

4. Pricing & Terms. As full and complete consideration for the services Keystone shall pay GCL as follows.

	MOQ	Net/ea	Lead Time
[***]	[***]	[***]	[***]

5. Shipment & Delivery.

a. Delivery. Shipments will be made by GCL to the warehouse facilities of KDG (or other location) as designated by KDG in advance of each shipment (the “Destination”). All costs associated with Delivery of the Units shall be borne by GCL, except as provided otherwise in Section5(b). KDG shall bear the shipping costs for all product delivered to GCL by KDG.

b. Carrier. Shipments will be made via commercially reasonable shipping methods. In the event KDG requests express delivery, KDG agrees to pay all additional expenses required by such request.

c. Schedule. GCL agrees to deliver the ordered quantity of Units within 5-7 business days after receipt from KDG. Notwithstanding the foregoing, GCL will use commercially reasonable efforts to return the ordered quantity of Units sooner if requested to do so by KDG.

d. Title and Risk of Loss. Risk of loss of the Units shall pass to KDG upon the delivery of the Units to the Destination.

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